Exhibit 99.1

Royal Gold Provides Update on Q1 2024 Stream Segment Sales and Details for Release of Q1 2024 Results

DENVER, COLORADO. April 9, 2024: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today that its wholly owned subsidiary, RGLD Gold AG, sold approximately 49,500 gold equivalent ounces (GEOs)1 comprised of approximately 38,100 ounces of gold, 635,000 ounces of silver and 1,100 tonnes of copper related to its streaming agreements during the three-month period ended March 31, 2024 (the “first quarter”). The Company had approximately 16,800 ounces of gold, 349,400 ounces of silver, and 400 tonnes of copper in inventory at March 31, 2024.

RGLD Gold AG’s average realized gold, silver and copper prices for the first quarter were $2,054 per ounce, $23.22 per ounce and $8,453 per tonne ($3.83 per pound), respectively.  Cost of sales was approximately $436 per GEO for the first quarter.  Cost of sales is specific to the Company’s streaming agreements and is the result of the Company’s purchase of gold, silver or copper for cash payments at a set contractual price, or a percentage of the prevailing market price of gold, silver or copper when purchased.

Details for Q1 2024 Results Release

Royal Gold’s results for the quarter ended March 31, 2024, will be released after the market closes on Wednesday, May 8, 2024, followed by a conference call on Thursday, May 9, 2024, at 12:00 p.m. Eastern Time (10:00 a.m. Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

First Quarter 2024 Call Information:

Dial-In	833-470-1428 (U.S.); toll free
Numbers:	833-950-0062 (Canada); toll free 929-526-1599 (International)
Access Code:	251350

Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Corporate Profile

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of March 31, 2024, the Company owned interests on 177 properties on five continents, including interests on 37 producing mines and 24 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker
Senior Vice President, Investor Relations and Business Development
(647) 749-8204

1 GEOs are calculated as Royal Gold’s revenue divided by the average London PM gold fixing price for the quarter ended March 31, 2024, of $2,070 per ounce.